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                                                                    Exhibit 99.1

FOR RELEASE 8:00 A.M. SATURDAY, MARCH 30, 2002

CONTACT:            DAVID JONES
                    TEAM HEALTH
                    Knoxville, Tennessee
                    (865) 693-1000

                 TEAM HEALTH ENTERS INTO DEFINITIVE AGREEMENT TO
                      ACQUIRE SPECTRUM HEALTHCARE RESOURCES

KNOXVILLE, Tennessee, March 30, 2002 -- Team Health, the nation's leading provider of hospital-based physician services, announced today the signing of a definitive agreement to acquire Spectrum Healthcare Resources (SHR), a major provider of permanent healthcare professional staffing services to military healthcare facilities.

SHR currently provides over 3,125 healthcare professionals, including physicians, para-professionals, nurses, specialty technicians and administrative support personnel to its clients at 61 hospitals and 31 free-standing clinics in 33 states. These providers and support personnel deliver a wide range of healthcare services to active duty personnel, their dependents and retired military personnel.

The closing of the transaction is anticipated to occur during Team Health's second quarter ending June 30, 2002. The transaction is subject to regulatory approval and other customary conditions, including finalizing financing arrangements.

The acquisition of SHR will be financed through a combination of existing cash and a new financing commitment arranged by Bank of America, N.A. and Fleet National Bank. The financing commitment will provide up to $300 million of senior credit facilities, including a $75 million revolver that will be unused at closing. The new financing arrangement will replace Team Health's existing credit facilities and will be used to retire the existing outstanding obligations of SHR under its current credit agreement. Team Health's 12% Senior Subordinated Notes Due 2009 will continue to remain outstanding following completion of the above transactions.

Lynn Massingale, M.D., FACEP, Team Health's president and chief executive officer, commented on the transaction, "We are impressed by SHR's experienced operating managers and field staff, its proven record of attracting and retaining skilled and credentialed providers and staff, and its dedication to serving its clients and their patients. We believe this acquisition will allow us to leverage each of our core
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competencies, enabling us to excel at meeting the needs of our military and nonmilitary clients."

Cathy Vivirito, SHR's president and chief operating officer, says of this transaction, "We are pleased to join forces with such a well-respected organization providing hospital-based staffing services. SHR remains committed to serving the needs of our military health plans and military hospital clients by assisting them in providing consistent quality services to their patients." Ms. Vivirito will continue to serve as president of SHR and will manage the company from its main headquarters in St. Louis, Missouri.

Founded in 1979, Team Health is headquartered in Knoxville, Tennessee. Team Health is affiliated with over 2,500 physicians who provide emergency department, radiology, anesthesia, hospitalist, pediatric and critical care services to over 350 hospitals and other healthcare facilities in 30 states. For more information about Team Health and Spectrum, visit www.teamhealth.com and www.shrusa.com.

Statements in this document that are not historical facts are hereby identified as "forward looking statements" for purposes of the safe harbor provided by
Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act") and
Section 27A of the Securities Act of 1933 (the "Securities Act"). Team Health, Inc. (the "Company") cautions readers that such "forward looking statements," including without limitation, those relating to the Company's future business prospects, revenue, working capital, liquidity, capital needs, interest costs and income, wherever they occur in this document or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the "forward looking statements." Moreover, the Company, through its senior management, may from time to time make "forward looking statements" about matters described herein or other matters concerning the Company. The Company disclaims any intent or obligation to update "forward looking statements" to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.